                                                                EXHIBIT 10.6.58


                        RESOLUTION NO. 95-0-2 RESOLUTION
                         APPROVING THE TRANSFER OF THE
                         CABLE TELEVISION FRANCHISE FOR
                         THE TOWN OF DUMFRIES, VIRGINIA
                       HELD BY COLUMBIA ASSOCIATES, L.P.

     WHEREAS, by that certain CATV Ordinance adopted on June 16, 1992 by the Council of the Town of Dumfries, Virginia (the "Council"), the Council granted to Columbia Associates, L.P. ("Columbia") a franchise (the "Franchise") to construct, own, operate and maintain a cable television system within the Town (the "System"); and

     WHEREAS, Columbia has agreed to sell the System to Jones Intercable, Inc. ("Jones") and Jones has agreed to purchase the System from Columbia; and

     WHEREAS, Columbia has requested pursuant to the Franchise that the Council of the Town of Dumfries, Virginia approve the transfer of the Franchise to Jones Intercable of Alexandria, Inc., a Colorado corporation;

     WHEREAS, Jones Intercable of Alexandria, Inc. and any affiliate of Jones then holding the Franchise has agreed to be bound by the terms, provisions and conditions of the Franchise.

     NOW, THEREFORE, BE IT HEREBY RESOLVED by the Council of the Town of Dumfries, Virginia (the "Town") that:

          1. The Town does hereby consent to the transfer of the System and the Franchise from Columbia to Jones Intercable of Alexandria, Inc. which shall be bound by the terms of this Resolution and the Franchise. Any subsequent transfer of the Franchise from Jones Intercable of Alexandria, Inc. requires the written approval of the Town. The Town shall review and act upon a request to transfer the Franchise within 30 days of such request if accompanied by adequate documentation to permit the Town to evaluate the financial and technical ability of the Affiliate or other entity. If the transfer is approved, the transferee shall be bound by the terms of this Resolution and of the Franchise.

          2. The Town does hereby consent to a grant from time to time by Jones or Jones Intercable of Alexandria, Inc. of a security interest in the System and in all of its rights, powers and privileges under the Franchise and all of its other assets to such lending institution or institutions as may be designated from time to time by Jones or Jones Intercable of Alexandria, Inc. which lending institution or institutions shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code.

          3. The foregoing consent to the transfer and assignment of the Franchise shall be effective upon the closing of the sale of the System by Columbia to Jones Intercable of Alexandria, Inc. Notice of such closing date shall be given to the Town.

          4. The Town hereby confirms that, to its knowledge; (a) the Franchise is currently in full force and effect; (b) Columbia is currently the valid holder and authorized grantee of the Franchise; (c) Columbia is in compliance in all material respects with the Franchise; and (d) no event has occurred or exists which would permit the Town to revoke or terminate the Franchise. Subject to compliance with the terms of this Resolution, all action necessary to approve the transfer of the Franchise and the System to Jones Intercable of Alexandria, Inc. has been duly and validly taken.

     Adopted by the Council of the Town of Dumfries, Virginia on this 3rd day of October, 1995.

                                            TOWN OF DUMFRIES, VIRGINIA

                                            /s/  SAMUEL W. BURCHMAN
                                            ---------------------------
                                            TITLE:         Mayor
                                                   --------------------
ATTEST:

/s/  RETTA LADD
--------------------------
     TOWN CLERK

                                TOWN OF DUMFRIES

                                     [LOGO]

                                 Chartered 1749
                               Incorporated 1961
                             Virginia's Oldest Town

                                                                  5 October 1994

Mr. Troy Fitzhugh, General Manager
Columbia Cable
4391 Dale Boulevard
Woodbridge, Virginia 22913

Dear Mr. Fitzhugh:

This letter responds to your correspondence dated 20 September 1994 in which you notified the Town of Dumfries of your intent to sell the cable system to a qualified buyer and provide the Town with a right of first refusal to purchase the cable system.

At a special work session of Town Council, held on Tuesday, 27 September 1994, members of Council voted not to exercise their right of first refusal.

We wish you success in finding a new owner for the cable system.

                                            Sincerely,

                                            /s/  MICHAEL E. LONG

                                            MICHAEL E. LONG
                                            Town Manager

cc: Town Council

 TELEPHONE 221-4133 - 101 SOUTH MAIN STREET - P.O. BOX 56 - DUMFRIES, VIRGINIA
                              22026 - FAX 221-3544

                         [COLUMBIA CABLE LETTERHEAD]

September 20, 1994

Mr. Michael E. Long
Town Manager
Town of Dumfries
101 South Main Street
Dumfries, Virginia 22026

Dear Mr. Long:

This letter is official notification from Columbia Associates, L.P. d/b/a Columbia Cable of Virginia ("Columbia") to the Town of Dumfries ("Town") of our intention to sell our cable system to a qualified buyer.

Per Section 7(f) of the Dumfries Cable Television Franchise, the Grantee, Columbia, is required to notify the Town of its intentions and provide the Town with a right of first refusal to purchase the cable system at the price offered by a bona fide purchaser. Any interest on the Town's part must be confirmed within ten (10) working days of such notice and the Town must conclude said purchase within thirty (30) days unless mutually agreed to by both parties.

As of September 9, 1994, Columbia has received an offer from a bona fide party for the purchase of Columbia's system for $136,000,000.00. The purchase would include all of the assets of Columbia's Virginia operation serving Eastern Prince William County including the Town of Dumfries, the Town of Quantico, Quantico Marine Base, and Fort Belvoir. Please keep in mind that the information provided in this paragraph is confidential, and I am requesting that the purchase amount not be disclosed to the public.

Obviously, should the Town not elect to exercise its right of first refusal, Columbia will still be required under Section 7(a) of the current franchise to obtain all necessary approvals for the transfer of its franchise to a new owner. Please feel free to contact me if you have any questions regarding the Town's right of first refusal or any other issues regarding the potential transfer of the Dumfries cable television franchise. I can be reached at 670-0189 extension 234.

Sincerely,

/s/  TROY FITZHUGH

Troy Fitzhugh
General Manager

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3. Article Addressed to:                      4a. Article Number
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  Town Manager                                                        /X/ Return Receipt for
  Town of Dumfries                            ---------------------       Merchandise
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PS FORM 3811, December 1991    U.S. GPO: 1993-352-714    DOMESTIC RETURN RECEIPT

                  Thank you for using Return Receipt Service.

                              FRANCHISE AGREEMENT


                                    BETWEEN


                               DUMFRIES, VIRGINIA


                                      AND


                           COLUMBIA ASSOCIATES, L.P.
                                     D/B/A
                           COLUMBIA CABLE OF VIRGINIA

                 AN ORDINANCE TO AMEND THE CODE OF ORDINANCES,
                 TOWN OF DUMFRIES, VIRGINIA (1989), AS AMENDED,
                      BY ADDING A SECTION NUMBERED 14-12,
            RELATING TO CABLE TV SERVICE IN RESIDENTIAL SUBDIVISIONS

     BE IT ORDAINED by the Council of the Town of Dumfries, Virginia, meeting in
          session this           day of           , 1992:

     1. That the Code of Ordinances, Town of Dumfries, Virginia (1989), is hereby amended by adding a section numbered 14-12 as follows:

Sec. 14-12. Cable TV Service in Residential Subdivisions. Every subdivider shall provide cable TV franchises with access to residential units in the subdivision so that the franchisee can install its cables. Plats of dedicated or condemned utility easements shall show that they are open to cable TV use.

     2. This ordinance shall become effective on             .

                                                  BY ORDER OF THE COUNCIL


                                                  -----------------------
                                                           Mayor
Attest:
        --------------------
            Town Clerk

                      DUMFRIES CABLE TELEVISION FRANCHISE

                               Table of Contents

SECTION                                                                                    PAGE
    1       Definitions                                                                      1
    2       Grant of Authority                                                               4
    3       Duration of Franchise                                                            4
    4       Service Availability and Records                                                 4
    5       CATV System Construction                                                         5
    6       Construction and Technical Standards                                             6
    7       Transfer and Assignments                                                         7
    8       Subscriber Service Rates                                                         8
    9       Payment of Franchise Fee                                                         8
   10       Use of Streets                                                                   9
   11       Indemnification and Insurance                                                   10
   12       Maintenance Bond                                                                11
   13       Construction Bond                                                               11
   14       Service Standards                                                               12
   15       Continuity of Service Mandatory                                                 12
   16       Complaint Procedures Applications                                               13
   17       Availability of Books and Records                                               14
   18       Other Petitions and Applications                                                14
   19       Fiscal Reports                                                                  14
   20       Forfeiture and Termination                                                      14
   21       Liquidated Damages                                                              16
   22       Rights of Individuals                                                           16
   23       Purchase of CATV System by Town                                                 17
   24       Performance Evaluation Sessions                                                 17
   25       Cable Service of Government Buildings                                           18
   26       Provisions of Origination Cablecasting                                          18
   27       New Developments                                                                18
   28       Town Procedures for New License(s)                                              19
   29       Time is of the Essence                                                          21
   30       Failure of Town to Enforce Franchise, No Waiver of the Terms Thereof            21
   31       Choice of Law; Change of Law                                                    22
   32       Severability                                                                    22
   33       Address for Official Notices                                                    22
            Signature Page                                                                  22

     "An Ordinance granting a franchise to Columbia Associates, L.P., d/b/a Columbia Cable of Virginia, its successors and assigns, to install, construct, operate and maintain in the Town of Dumfries a cable television system.

BE IT ORDAINED by The Council of the Town of Dumfries, Virginia, meeting in
          session this           day of           , 1991, that:

     A. Name: This Ordinance shall be known as the CATV Ordinance.

     B. There be and there is hereby granted to Columbia Associates, L.P., its successors and assigns, hereinafter called the Grantee, a nonexclusive franchise, right and authority, subject to the conditions and restrictions hereinafter set forth, and such as may be imposed by the laws and ordinances of the Commonwealth of Virginia, the U.S. Federal Authorities, and the Town of Dumfries, to use the streets, alleys and public places of the Town of Dumfries and to that end the Town adopts this Franchise Ordinance:

     1. To regulate the erection, construction, reconstruction, installation, operation, maintenance, dismantling, testing, repair, and use of cable communications system in, upon, along, across, above, over or under or in any manner connected with the streets, public ways or public places within the jurisdiction of the Town of Dumfries as now or in the future may exist.

     2. To provide for the payment of certain franchise fees and other valuable considerations to the Town which, among other purposes, may be used to regulate the construction and operation, use, and development of such system within the Town; and

     3. To provide conditions under which such franchised system will serve present and future needs of government, public institutions commercial enterprises, public and private organizations, and the citizens and general public of the Town; and

     4. To provide remedies and prescribe liquidated damages for any violation of this Ordinance.

SECTION 1. DEFINITIONS

     For the purpose of this Ordinance, the following terms, phrases, words, abbreviations and their derivations shall have the meaning given herein. When not inconsistent with the context, words used in the present tense include the future, words in the plural number include the singular number, and words in the singular number include the plural number, and the use of any gender shall be applicable to all genders whenever the sense requires. The words "shall" and "will" are mandatory and the word "may" is permissive. Words not defined shall be given their common and ordinary meaning.

     a. "Access channel" shall mean a single channel; dedicated in whole or in part for local programming which is not originated by the Company.

     b. Applicant -- shall mean any person submitting an application to the Town for a franchise to operate a cable television system under the terms and conditions set forth by the Town Council.

     c. "Basic Service" shall mean any or all of the different combinations of basic program services in Company including the delivery of broadcast signals, satellite signals, local origination, and access signals, covered by the regular monthly charges paid by subscribers, excluding the optional premium services for which separate charges are made.

     d. "Broad Categories of Programming" means the types of video services such as those listed in Appendix 3. Those types are news, informational, educational, network affiliate broadcast, superstations, sports, movies, government, and access. The Town may, from time to time, request Grantee to add new categories of video services and Grantee may add those if economically feasible and desired by a substantial number of residents.

     e. "Cablecasting" is programming carried on the cable system, exclusive of broadcast signals, whether originated by the cable operator or any other party.

     f. "Cable Communications System," "Cable Television system," "Cable System," or "CATV System," shall mean the entire system of antennas, cables, wires, lines, towers, wave guides, or other conductors, converters, equipment, or facilities, designed and constructed for the purpose of producing, receiving, transmitting, amplifying, and distributing, audio, video, and other forms of electronic or electrical signals. Said definition shall not include any such facility that serves or will serve only subscribers in one or more multiple unit dwellings under common ownership, control, or management, and does not use the Town rights-of-way.

     g. "Certificate of Compliance" -- shall mean the approval required by the FCC for a Grantee of a cable television franchise.

     h. "Construction." The terms "completion of construction," "complete system construction," "satisfactorily complete and fully activate" shall mean that strand has been put up and all necessary cable (including trunk and feeder cable) has been lashed -- or, for underground construction, that all cable has been laid and trenches refilled and, except as prevented by weather conditions or delayed because of seasons, landscaping restored; that all amplifier housings and modules have been installed (including modules for return path signals); that power supplies have been installed and all bonding and grounding has been completed; that all necessary connectors, splitters, and taps have been installed; that construction of the headends or hubs have been completed and all necessary processing equipment has been installed; and that any and all other construction necessary for the system to be ready to deliver cable service to subscribers has been completed. Proof of performance tests shall have been conducted on each otherwise completed segment of the cable system before direct marketing of that segment begins. It is expected that segments of less than the entire system will be activated and proofed when completed. Construction of any segment or of the entire system will not be considered complete until proof of performance tests have been conducted on such segment (or in the case of the entire system, on all segments of the cable system) and any problems found during testing have been corrected. The term "completion of construction" does not include marketing and installation of subscriber service. "Significant replacement construction" shall mean the replacement/rebuild to 50% or more of the CATV system within any consecutive 18 month period.

     i. "Council" shall mean the governing body of the Town of Dumfries.

     j. "Dedicate Channel" shall mean to make available channel space and equipment for exclusive use of the designated user, subject to the authority of the Town Council to authorize reassignment of channels.

     k. "Franchise" shall mean the non-exclusive right granted hereunder to construct, install, maintain, and operate a cable television system in the incorporated Town of Dumfries. It does not include such license, permit, or tax for the privilege of conducting a business in the Town as may be required by other Town ordinances.

     l. "Grantee" or "Company" is the party or parties to which a franchise under this ordinance is granted by the Council, and its or their lawful successors and assigns.

     m. "Gross Revenues" shall mean all cash, barter, property of any kind or nature, or other consideration received directly or indirectly by the grantee, its affiliates, subsidiaries, parent, and any person in which grantee has a financial interest, or from any source whatsoever, arising from or attributable to the sale or exchange of cable television communications services by grantee within the Town derived from the operation of its cable television service, including, but not limited to, basic service, monthly fees, optional service or pay cable fees, installation and reconnections fees, and converter rentals or sales. These gross revenues shall not be reduced for any purposes other than provided herein, and shall be the basis for computing the fee imposed pursuant to Section 9. These gross revenues shall not include any taxes on services furnished by Grantee imposed upon any subscriber or user by the State, City, or other governmental unit and collected by grantee on behalf of said governmental unit, converter deposits, or refunds to subscribers by the grantee. Gross revenue includes a fraction of Grantee's revenues from selling advertising time, lease channel fees studio rental, and other income attributed to the cable system, the fraction being the number of subscribers in Dumfries divided by the total number of Grantee's subscribers.

     n. "Initial activation of service," or "initially providing cable communication service" shall mean with respect to a particular segment, group of segments or the entire cable system, as the case may be, that, all proposed services and system capabilities as stated in the Proposal are available and/or in place, construction has been completed (see definition of construction) and the completed segment or segments in question or the entire cable system, as the case may be, has been activated.

     o. "Local Origination Programming" shall mean programming locally produced by the Grantee.

     p. "Proposal" or "Application" refers to a formal response by the cable applicant to a specific invitation by the Town asking for proposals in accordance with the Town specifications to provide cable communications services to residents, businesses, industries, and institutions in the Town of Dumfries.

     q. "Subscriber" is a recipient of cable communications service.

     r. "Town" is the Town of Dumfries in its present incorporated form or as it may be changed by annexation or interjurisdictional agreement or otherwise.

     s. "Town Executive" -- shall mean the Town Administrator.

     t. "Two-way communications" means the transmission of telecommunications signals from subscriber locations or other points throughout the system back to the system's control center as well as transmission of signals from the control center to subscriber locations.

     u. "User" means a party utilizing a cable communications system channel for purposes of production or transmission of material to subscribers, as contrasted with receipt in a subscriber capacity.

     v. The terms "will be available," "will be equipped," "will use," "will be designed," "will perform," "will be utilized," "will permit," "will allow," "will be activated," "will be initially connected," "will be capable," "will provide," "will include," "will employ," "will be established," "will be able," "will be implemented," "will be delivered," "will utilize," and other similar uses of terms in a company's Proposal denoting the activation of cable service or the delivery of equipment, facilities, or services, shall be interpreted to mean delivery or accomplishment at a date no later than the initial activation of service (see definition) unless otherwise expressly and clearly stated or qualified in the company's Proposal to mean a more specific or different time.

SECTION 2. GRANT OF AUTHORITY

     Columbia Associates, L.P., d/b/a Columbia Cable of Virginia is hereby granted the right and privilege to construct, erect, operate, and maintain, in, upon, along, across, above, over, and under the streets, alleys, public ways, and public places now laid out or dedicated and all extensions thereof, and additions thereto, in the Town poles, wires, cables, underground conduits, manholes, and other cable conductors and fixtures necessary for the maintenance and operation in the Town of Dumfries a cable communications system, to be used for the sale and distribution of cable services to the residents of the Town.

SECTION 3. DURATION OF FRANCHISE

     The duration of the rights, privileges, and authorization granted in a franchise agreement shall terminate June 30, 2011, unless sooner terminated as set forth herein.

SECTION 4. SERVICE AVAILABILITY AND RECORDS

     The Grantee shall provide cable communications services to all residential units throughout the entire franchise area pursuant to the provisions of this ordinance and shall keep a current file of all requests for service received by the Grantee for at least the three (3) most recent years. This record shall be maintained during the entire life of the franchise and be available for public inspection at the local office of the Grantee during regular office hours.

SECTION 5. CATV SYSTEM CONSTRUCTION

Construction Map and Schedule

     a. Map and Plan

     Grantee shall submit a construction plan of new construction and of significant replacement construction for approval by the Public Works Department of the Town which shall be incorporated by reference and made a part of this franchise agreement. The plan consists of a map of the entire franchise area clearly delineating the following: (1) The area within the Franchise where the cable television lines are currently located. (2) The area within the Franchise where the cable television lines will be placed. (3) Location of headend facilities. (4) A schedule of construction that will identify, by section or phase, how Grantee will complete new construction to all residential units in the Town within 18 months of grant or franchise. (5) A schedule of replacement construction that will identify by section or phase how Grantee will complete reconstruction within 18 months after notification of reconstruction.

     b. Early Construction and Extension

     Nothing in this section shall prevent the Grantee from constructing the system earlier than planned. However, any delay in the system construction beyond the times specified in the plan report timetable shall require application to and consent by the Council.

     C. Delay in Construction Timetable

     Any delay beyond the terms of construction timetable, unless approved by the Council, will be considered a violation of this Ordinance for which the provisions of either Sections 20 or 21 shall apply, as determined by the Council.

     d. Commencement of Construction

     Construction in accordance with the plan submitted by Grantee shall commence as soon after the grant and acceptance of a franchise as is reasonably possible. Failure to proceed expeditiously shall be grounds for revocation of this franchise. Failure to proceed expeditiously shall be presumed in the event construction is not commenced within twelve (12) months of the grant and acceptance of a franchise.

     e. Underground and Overhead Construction

     In all sections of the Town where all cables, wires, or other like facilities of public utilities are placed underground the cable television cable shall be placed underground; where the cables, wires, or other like facilities are placed overhead the cable television cable may be placed overhead or underground. If at any time the Town determines that existing wire, cable, or other like facilities of public utilities anywhere in the Town shall be changed from an overhead to an underground installation, the Grantee shall also, at Grantee's sole expense, convert its system to an underground installation.

     f. All residential areas in the Town shall be served by CATV and no additional cost shall be assessed by the Grantee to any citizen receiving CATV service.

     In cases of new construction or property development where utilities are to placed underground, unless the requirement is waived by the Town, Grantee shall use the same trenching as the Town or public utility. The Town shall give Grantee five (5) days notice of such construction or development, and of the particular data on which open trenching will be available for Grantee's installation of conduit, and/or cable. Grantee shall also provide specifications as needed for trenching. Trenches shall be closed within 24 hours upon completion of placement of utility lines, conduit and/or cable.

     Costs of trenching and easements required to bring service to the development shall be borne equally by the developer/property owner, and those sharing the trench, except that if Grantee fails to install its conduit, and/or cable within the specified time limitation indicated above, then the cost of new trenching is to be borne by Grantee (except for the notice of the particular date on which trenching will be available to Grantee).

     g. Special Agreements

     Nothing herein shall be construed to prevent Grantee from serving areas not covered under this section upon agreement with developers, property owners or residents.

SECTION 6. CONSTRUCTION AND TECHNICAL STANDARDS

     a. Compliance with Construction and Technical Standards Grantee shall construct, install, operate, and maintain its system in a manner consistent with all laws, ordinances, construction standards, governmental requirements, FCC technical standards, and detailed standards submitted by Grantee as part of its application, which standards submitted by Grantee as part of its application, which standards are incorporated by reference in the franchise agreement. In addition, Grantee shall provide the Town, upon request, with a written report of the results of Grantee's annual proof of performance tests conducted pursuant to FCC standards and requirements. Grantee shall reimburse the cost incurred by the Town for qualified technical assistance as deemed necessary by the Town to resolve disputes concerning compliance of technical standards, if Grantee is found to be in non-compliance of standards.

     b. Additional Specifications

     Construction, installation, and maintenance of the cable communications system shall be performed in an orderly and workmanlike manner. All cables and wires shall be installed, where possible, parallel with and in the same manner as electric and telephone lines. Multiple cable configurations shall be arranged in parallel and bundled with due respect for engineering considerations. Installations shall be in accordance with applicable codes.

     The Grantee shall maintain equipment capable of providing standby power for headend, transportation, and trunk amplifiers for a minimum of approximately four (4) hours.

     Grantee shall at all time comply with:

     (1) National Electrical Safety Code (National Bureau of Standards):

     (2) National Electrical Code (National Fire Protection Association);

     (3) Bell System Code of Pole Line Construction or Columbia Cable construction manual as approved by Town of Dumfries;

     (4) Applicable FCC or other federal, state, and local ordinances and regulations;

     (5) Requirements of Dumfries Public works Department as provided in exhibit A.; and

     In any event, the system shall not endanger or interfere with the safety of persons or property in the franchise area or other areas where the Grantee may have equipment located.

     c. The cable television plant, including all applicable trunk and feeder distribution lines, shall be designed and constructed so as to allow for "community exclusive" cablecasting, as community now exists, of one or more channels. This shall include insertion equipment and switching equipment, if appropriate, and will provide the capability for the Town to cablecast programming to all grantee cable customers which reside within the Town limits. This feature may be used for purposes and times determined appropriate by the Town.

SECTION 7. TRANSFER AND ASSIGNMENTS

     a. This franchise shall not be assigned or transferred, either in whole or in part, or leased, sublet, or mortgaged in any manner, nor shall title thereto, in part, or leased, sublet, or mortgaged in any manner, nor shall title thereto, either legal or equitable or any right, interest or property therein, pass to or vest in any person without the prior written consent of the Town. The proposed assignee must show technical ability, financial capability, legal qualifications and general character qualifications as determined by the Town and must agree to comply with all provisions of this franchise.

     b. The Grantee shall promptly notify the Town of any actual or proposed change in, or transfer of, or acquisition by any other party of, control of the Grantee. The work "control" as used herein is not limited to major stockholders but includes actual working control in whatever manner exercised. Every change, transfer, or acquisition of control of the Grantee shall make the franchise subject to cancellation unless and until the Town shall have consented thereto, which consent will not be unreasonably withheld. For the purpose of determining whether it shall consent to such change, transfer or acquisition of control, the Town may inquire into the qualifications of the prospective controlling party and the Grantee shall assist the Town in any such inquiry.

     c. A rebuttable presumption that a transfer of control has occurred shall arise upon the acquisition or accumulation by any person or group of persons of 10 percent of the voting interest of the Grantee.

     d. The consent of approval of the Town Council to any transfer of the franchise shall not constitute a waiver or release of the right of the Town in and to the streets, and any transfer shall by its terms, be expressly subordinate to the terms and conditions of this franchise.

     e. In any absence of extraordinary circumstances, the Town will not approve any transfer or assignment of a franchise prior to substantial completion of construction of proposed system.

     f. The Town Council reserves the first right of refusal to purchase the cable communications system at the price offered by any bona fide purchaser if and when it is placed on the market for sale. The Town must confirm interest within ten (10) working days of such notice and conclude said purchase within thirty (30) days unless mutually agreed upon by both parties.

     g. The Town Council reserves the right to review the purchase price of any transfer or assignment of a cable system. Any negotiated sale value which a mutually agreed upon appraisal firm deems to be in excess of fair market value will not, to the extent of such excess, be considered in the rate base for any subsequent request for rate increases subject to Town regulation as provided for in Section 8.

     h. In no event shall a transfer of ownership or control be approved until purchaser complies with and is approved in accordance with Section 28 of this agreement. If approved, successor in interest shall become a signatory to the franchise agreement.

SECTION 8. SUBSCRIBER SERVICE RATES

     Upon application by Grantee for increase of rates, Town may review proposed rate increase and may adjust, to the extent permitted by applicable law, that proposal in accordance with procedures established by or recommended by the FCC or applicable federal or state law in the absence of such procedures, in accordance with procedures negotiated and agreed to by Grantee and Town. Any rate for service not regulated by the Town may be increased by Grantee only following at least thirty (30) days prior notice to the Town and all affected subscribers.

SECTION 9. PAYMENT OF FRANCHISE FEE

     a. For the reason that the streets to be used by the Grantee in the operation of its system within the boundaries of the Town are valuable public properties acquired and maintained by the Town at great expense to its taxpayers, and that the grant to the Grantee to the said streets is a valuable property right without which the Grantee would be required to invest substantial capital in right-of-way costs and acquisitions, and because the Town will incur costs in regulating and administering the franchise, and at the option of the Council, the Town may make available a portion of the franchise fee to further the development of public and community uses of cable TV, the Grantee shall pay to the Town a franchise fee in an amount equal to four percent (4%) of gross revenue, as defined, from all sources attributable to the operation of Grantee within the confines of the Town of Dumfries beginning July 1, 1992. This fee will increase to five percent (5%) on July 1, 1996 and shall remain five percent (5%) for remainder of the term of this ordinance.

     b. The franchise fee and any other cost of liquidated damages assessed shall be payable quarterly to the Office of the Town Treasurer. The Grantee shall file a complete and accurate verified statement of all collected gross revenue within the Town during the period for which said quarterly payment is made, and said payment shall be made to the Town not later than sixty (60) days after the expiration of quarter for which payment is due.

     c. The Town shall have the right to inspect the Grantee's income records and the access to an annual audit and to recompute any amounts determined to be payable under this ordinance; provided, however, that such audit shall take place within thirty-six (36) months following the close of each of the Grantee's fiscal years. Any additional non-disputed amount due to the Town as a result of the audit shall be paid within thirty (30) days following written notice to the Grantee by the Town which notice shall include a copy of the audit report. Any disputed amount shall be resolved by a mutually agreed upon arbitrator.

     d. In the event that any franchise payment or recomputed amount, cost, or penalty, is not made on or before the applicable dates heretofore specified, interest shall be charged daily from such date at the annual rate equivalent to the then existing prime rate of local banking institutions in Dumfries, Virginia.

SECTION 10. USE OF STREETS

     a. All transmission and distribution structures, lines, and equipment erected by the Grantee within the Town shall be so located as to cause minimum interference with the rights and reasonable convenience of property owners who adjoin any of the said streets.

     b. In case of disturbance of any street easement or paved area or other property the Grantee shall, at its own cost and expense and in a manner approved by the Town, replace and restore such street easement or paved area or other property in as good a condition as before the work involving such disturbance was done.

     c. If at any time during the period of a franchise the Town shall lawfully elect to alter or change the grade or other aspects of any street, the Grantee, upon reasonable notice by the Town, shall remove, relay, and relocate its poles, wires, cables, underground conduits, manholes, and other fixtures at its own expense.

     Any poles or other fixtures placed in or adjacent to any street by the Grantee shall be placed in such manner as to cause minimum interference with the rights and reasonable convenience of property owners who adjoin said streets.

     The Grantee shall, at the request of any person holding a moving permit issued by the Town, temporarily raise or lower its wires to permit the moving of buildings. The expense of such temporary removal or raising or lowering of wires shall be paid by the person requesting the same, and the Grantee shall have the authority to require such payment in advance. The Grantee shall be given not less than forty-eight (48) hours notice to arrange for such temporary wire changes.

     The Grantee shall have the authority to trim trees upon and overhanging streets of the Town so as to prevent the branches of such trees from coming in contact with the wires and cables of the Grantee, except that at the option of the Town, such trimming may be done by it or under its supervision and direction at the expense of the Grantee.

     At the expiration of the term of this franchise, or upon its termination and cancellation, as provided for herein, the Town shall have the right to require the Grantee to remove at its own expense all portions of the cable television system from all streets within the Town.

SECTION 11. INDEMNIFICATION AND INSURANCE

     a. Grantee hereby expressly covenants and agrees to hold the Town and its agents and employees harmless from and against all claims, damages, losses, and expenses, including attorney's fees sustained by the Town on account of any suit, judgement, execution, claim, or demand whatsoever arising out of but not limited to copyright infringements and all other damages arising out of the installation, operation, or maintenance of its cable system whether or not any act or omission complained of is authorized, allowed or prohibited by this ordinance.

     b. The Grantee shall maintain and by its acceptance of this franchise specifically agrees that it will maintain throughout the term of its franchise, liability insurance insuring the Town and the Grantee in the minimum amount of:

     (1) Workmen's Compensation: as required by all applicable Federal, State, Maritime or other laws.

     (2) Grantee's Liability: each occurrence $1,000,000

     (3) Comprehensive General Liability: Bodily injury, each occurrence $1,000,000; Property damage, each accident $1,000,000 and aggregate $2,000,000.

     (4) Comprehensive Vehicle Liability: including non-ownership and hired car coverage as well as owned vehicles with minimum limited as follows:
         Bodily injury for each occurrence $1,000,000; Property damage for each occurrence $1,000,000.

     c. The insurance policy obtained by the Grantee in compliance with this section must be approved by the Town Attorney and such insurance policy, along with written evidence of payment of required premiums, shall be filed and maintained with the Office of the Town Clerk during the term of this franchise and may be changed from time to time to reflect changing liability limits. Grantee shall immediately advise the Town Attorney of any litigation that may develop that would affect the insurance.

     d. Neither the provisions of this section nor any damages recovered by the Town hereunder, shall be construed to or limit the liability of Grantee under this franchise or for damages.

     e. All insurance policies made of continued under this franchise shall name the Town of Dumfries as an additional insured. Grantee shall have the Town of Dumfries a Certificate of Insurance from a reputable insurance company. The Certificate shall state that Grantee has at least the minimum coverage that this franchise allows. Grantee's insurance policy shall provide that the insurer shall not cancel or refuse to renew Grantee's policy until at least thirty (30) days after the Town of Dumfries receives written notice of such intention of cancel or not renew. Notice shall be by registered mail and the Town shall not refuse delivery.

SECTION 12. MAINTENANCE BOND

     a. Within thirty (30) days after the award of this franchise, Grantee shall deposit with the Town a cash security bond in the amount of $50,000. The cash bond shall be used to insure the faithful performance by Grantee of all provisions of this ordinance franchise; and compliance with all orders, permits, and directions of any agency, commission, board, department, division, or office of the Town having jurisdiction over its acts or defaults under this franchise and the payment by the Grantee of any liquidated damages, claims, liens, and taxes due the Town which arise by reason of the construction, operation, or maintenance of the system.

     b. The cash bond shall be maintained at $50,000 during the entire term of this franchise, even if amounts have to be withdrawn pursuant to subdivision a. or c. of this section.

     c. if Grantee fails to pay to the Town any compensation within the time fixed herein; or fails, after ten (10) days notice to pay to the Town any taxes due and unpaid; or fails to repay the Town within ten (10) days, any damage costs or expenses which the Town is compelled to pay by reason of any act or default of the Grantee in connection with a franchise; or, fails, after three
(3) days notice by the Town of such failure to comply with any provision of this franchise which the Town reasonably determines can be remedied by demand on the cash bond the Town may immediately require payment of the amount thereof, with interest and any liquidated damages, from the cash bond.

     d. The rights reserved to the Town with respect to the cash bond are in addition to all other rights of the Town, whether reserved by a franchise or authorized by law, and no action, proceeding or exercise of a right with respect to such cash bond shall affect any other right the Town may have.

SECTION 13. CONSTRUCTION BOND

     a. Within thirty (30) days after the award of this franchise and thirty
(30) days prior to the start of any significant replacement construction, Grantee shall obtain and maintain at its cost and expense, and file with the Town Clerk, a corporate surety bond in a company authorized to do business in the State of Virginia, and found acceptable by the Town Attorney, in the amount of Five Hundred Thousand Dollar ($500,000) or, in the case of replacement construction, an appropriate fraction as determined by the Town Council, to guarantee the timely construction and full activation of the CATV system and the safeguarding of damage to private and/or public property and restoration of damages incurred.

     The bond shall provide, but not be limited to, the following condition:
There shall be recoverable by the Town, jointly and severally from the principal and surety, any and all damages, loss or costs suffered by the Town resulting from the failure of Grantee to satisfactorily complete and fully activate the CATV system throughout the franchise area pursuant to the terms and conditions of this ordinance franchise agreement.

     b. Any extension to the prescribed construction time limit must be authorized by the Council. Such extension shall be authorized only when the Council finds that such extension is necessary and appropriate due to causes beyond the control of Grantee.

     c. The construction bond shall be terminated only after the Council finds that Grantee has satisfactorily completed initial construction and activation of the CATV system pursuant to the terms and conditions of this ordinance franchise agreement.

     d. The rights reserved to the Town with respect to the construction bond are in addition to all other rights of the Town whether reserved by this ordinance or authorized by law, and no action, proceeding or exercise of a right with respect to such bond shall affect any other rights the Town may have.

     e. The construction bond shall contain language similar to the following endorsement:

     It is hereby understood and agreed that this bond may not be cancelled by the surety nor the intention not to renew be stated by the surety until sixty (60) days after receipt by the Town, by registered mail, of written notice of such intent to cancel or not to renew.

SECTION 14. SERVICE STANDARDS

     a. Grantee shall put, keep, and maintain all parts of the system in good condition throughout the entire franchise period.

     b. Upon termination of service to any subscriber, Grantee shall promptly remove all its facilities and equipment from the premises of such subscriber upon subscriber's request.

     c. Grantee shall render efficient service, make repairs promptly, and interrupt service only for good cause and for the shortest time possible. Such interruptions, insofar as possible, shall be preceded by notice and shall occur during periods of minimum system use.

     d. Grantee shall not allow its cable or other operations to interfere with television reception of persons not served by Grantee, nor shall the system interfere with, obstruct or hinder in any manner, the operation of the various utilities serving the residents of the Town.

     e. Grantee shall continue, through the term of this franchise, to maintain the technical, operational, and maintenance standards and quality of service set forth in this ordinance. Should the Town find, by resolution, that Grantee has failed to maintain these standards and quality of service, and should it, by resolution specifically enumerate improvements to be made, Grantee shall make such improvements. Failure to make such improvements within three (3) months of such resolution will constitute a breach of condition for which the remedy of
Section 21 is applicable.

SECTION 15. CONTINUITY OF SERVICE MANDATORY

     a. It shall be the right of all subscribers to continue receiving service insofar as their financial and other obligations to Grantee are honored. In the event that Grantee elects to over-build, rebuild, modify, or sell the system, or the Town gives notice of intent to terminate or fails to renew franchise, the Grantee shall act so as to ensure that all subscribers receive continuous, uninterrupted service regardless of the circumstances.

     In the event of a change of Grantee, or in the event a new operator acquires the system, Grantee shall cooperate with the Town, new Grantee or operator in maintaining continuity of service to all subscribers. During such period, Grantee shall be entitled to the revenues for any period during which it operates the system.

     b. In the event Grantee fails to operate the system for four (4) consecutive days without prior approval of the Town or without just cause, the Town may, at its option, operate the system or designate an operator until such time as Grantee restores service under conditions acceptable to the Town or a permanent operator is selected. If the Town is required to fulfill this obligation for Grantee, the Grantee shall reimburse the Town for all reasonable costs or damages.

SECTION 16. COMPLAINT PROCEDURE APPLICATIONS

     a. Grantee shall maintain a central office within the Town which shall be open during all usual business hours. Grantee shall have a local publicly-listed telephone number and be so operated that complaints and request for repairs or adjustments may be received on a twenty-four (24) hour basis.

     b. Grantee shall maintain a repair and maintenance crew capable of responding to subscriber complaints or requests for service within twenty-four
(24) hours after receipt of the complaint or request. No charge shall be made to the subscriber for this service unless such maintenance or repair is required as a result of damage caused by subscriber. Grantee may charge for service calls to the subscriber's home that are not the result of cable failure upon approval of a rate and equitable procedure by the Town.

     c. Grantee shall establish procedures for receiving, acting upon, and resolving subscriber complaints to the satisfaction of the Town Manager's Office. Grantee shall furnish a notice of such procedure to each subscriber at the time of initial subscription to the system.

     d. Grantee shall keep maintenance service records which will indicate the nature of each service complaint, the date and time it was received, the disposition of said complaint and the time and date thereof. This information shall be made available for periodic inspection by representatives of the Town Manager's Office. All service complaint entries shall be retained on file for a period consisting of the most recent three (3) years.

     e. When there have been similar complaints made or when there exists other evidence, which, in the judgement of the Town Manager casts doubt on the reliability of quality of cable service, the Town Manager shall have the right and authority to compel Grantee to test, analyze, and report on the performance of the system. Such report shall be delivered to the Town Manager no later than fourteen (14) days after the Town Manager formally notifies the Grantee and shall include the following information: the nature of the complaints which precipitated the special tests; what system component was tested, the equipment used, and procedures employed in said testing; the results of such tests; and the method in which said complaints were resolved.

     f. The Town Manager may require that tests and analyses shall be supervised by a professional engineer not on the permanent staff of Grantee. The aforesaid engineer should sign all records of the special tests and forward to the Town Manager such records with a report interpreting the results of the tests and recommending actions to be taken by Grantee and the Town.

     g. The Town's right under this section, shall be limited to requiring tests, analyses, and reports covering specific subjects and characteristics based on said complaints or other evidence when and under such circumstances as the Town has reasonable grounds to believe that the complaints or other evidence requires that tests be performed to protect the public against substandard cable services.

SECTION 17. AVAILABILITY OF BOOKS AND RECORDS

     Grantee shall fully cooperate in making available at reasonably scheduled times, and the Town Manager or his designate shall have the right to inspect the books, records, maps, plans, and other like materials of the Grantee applicable to the CATV system, at any time during normal business hours; provided where volume and convenience necessitate, Grantee may require inspection to take place on Grantee's premises.

SECTION 18. OTHER PETITIONS AND APPLICATIONS

     Copies of all petitions, applications, communications, and reports submitted by Grantee to the Federal Communications Commission, Securities and Exchange Commission, or any other federal or state regulatory commission or agency having jurisdiction in respect to any matters affecting cable television operations authorized pursuant to this franchise, shall be provided simultaneously to the Town.

SECTION 19. FISCAL REPORTS

     The Grantee shall file annually with the office of the Town Clerk, no later than one hundred twenty (120) days after the end of the Grantee's fiscal year, a copy of an audited financial report applicable to the CATV system serving the Town of Dumfries, including an income statement applicable to its operations during the preceding twelve (12) month period, a balance sheet and a statement of its properties devoted to CATV system operations, by categories, giving its investment in such properties on the basis of original cost, less applicable depreciation. These reports shall be certified as correct by an authorized officer of Grantee and there shall be submitted along with them such other reasonable information as the Council shall request.

SECTION 20. FORFEITURE AND TERMINATION

     a. In addition to all other rights and powers retained by the Town under this ordinance or otherwise, the Town reserves the right to forfeit and terminate this franchise and all rights and privileges of Grantee in the event of a material breach of its terms and conditions. A material breach by Grantee shall include, but shall not limited to the following;

     (1) Violation of any material provision of this franchise or any material rule, order, regulation, or determination of the Town made pursuant to this franchise;

     (2) Attempt to dispose of any of the facilities or property of its CATV system to prevent the Town from purchasing it, as provided for herein;

     (3) Attempt to evade any material provision of this franchise or practices any fraud or deceit upon the Town of its subscriber or customers;

     (4) Failure to begin or complete system construction or system extension as provided under this franchise;

     (5) Failure to restore service after ninety-six (96) consecutive hours of interrupted service, except when approval of such interruption is obtained from the Town;

     (6) Material misrepresentation of fact in the application for or negotiation of this franchise;

     (7) Bankruptcy or assignment for the benefit of creditors; receivership, or other insolvency of Grantee;

     (8) Failure to pay franchise fees as required in Section 9;

     (9) Failure to provide "Broad categories" video programming of other services.

     b. This Franchise and all rights and privileges of Grantee shall not be terminated or forfeited pursuant to this section for any act or omission beyond the licensee's control. Grantee shall not be excused by mere economic hardship nor by misfeasance or malfeasance of its shareholders, directors, officers, or employees.

     c. The Town may make a written demand that Grantee comply with any such provision, rule, order, or determination under or pursuant to this ordinance. If the violation by the Grantee continues for a period of thirty (30) days following such written demand without written proof that the corrective action has been taken or is being actively and expeditiously pursued, the Town may place the issue of termination of this franchise before the Town Council. The Town shall cause to be served upon Grantee, at least twenty (20) days prior to the date of such a Council meeting, a written notice of intent to request such termination and the time and place of the meeting. Public notice shall be given of the meeting and issue which the Council is to consider.

     d. The Town Council shall hear and consider the issue and shall hear any person interested therein, and shall determine in its discretion, whether or not any violation by the Grantee has occurred.

     e. If the Town Council shall determined that a material breach exist, the Council may, by resolution, declare that the franchise of the Grantee shall be forfeited and terminated unless there is compliance within such period as the Town Council may fix, such period not to be less than sixty (60) days, provided no opportunity for compliance need be granted for fraud or misrepresentation.

     f. The issue of forfeiture and termination shall automatically be placed upon the Council agenda at the expiration of the time set by it for compliance. The Council then may terminate this franchise forthwith upon finding that Grantee has failed to achieve compliance or may further extend the period, in its discretion.

SECTION 21. LIQUIDATED DAMAGES

     By acceptance of this franchise granted by the Town, Grantee understands and agrees that failure to comply with any time and performance requirements as stipulated in this ordinance will result in damage to the Town, and that it is and will be impracticable to determine the actual amount of such damage in the event of delay or nonperformance; and Grantee thereof shall agree that, in addition to any other damage suffered by the Town, the Grantee will pay to the Town the following amounts which will be chargeable to the security fund:

     a. For failure to complete system construction in accordance with Section 5, unless the Council specifically approves the delay by motion or resolution, due to the occurrence of conditions beyond Grantee's control, Grantee shall pay One Thousand Dollars ($1,000) per day for each day, or part thereof, the deficiency continues.

     b. For failure to provide upon written request, data, documents, reports, information or to cooperate with Town during an application process or CATV system review, Grantee shall pay Fifty Dollars ($50) per day, or part thereof, each violation occurs or continues.

     c. For failure to test, analyze, and report on the performance of the system following a written request pursuant to this ordinance, Grantee shall pay to Town Two Hundred Dollars ($200) per day for each day, or part thereof, that such noncompliance continues.

     d. Forty-five (45) days following adoption of a resolution by the Town Council in accordance with Section 14e determining a failure of Grantee to comply with operational, maintenance or technical standards, Grantee shall pay to the Town One Thousand Dollars ($1,000) for each day, or part thereof, that such noncompliance continues.

     e. For failure to provide in a continuing manner the broad categories of video programming or other services such as those listed in Appendix B, unless the Council specifically approves Grantee a delay or change, Grantee shall pay to the Town one thousand dollars ($1,000.) per day for each day, or part thereof, that non-compliance continues.

SECTION 22. RIGHTS OF INDIVIDUALS

     a. Grantee shall not deny service, deny access, or otherwise discriminate against subscribers, channel users, or general citizens on the basis of race, color, religion, national origin, sex, or disability. Grantee shall comply at all times with all other applicable federal, state, and local laws and regulations, and all executive and administrative orders relating to nondiscrimination which are hereby incorporated and made part of this ordinance by reference.

     b. Grantee shall strictly adhere to the equal employment opportunity requirements of federal, state, and local regulations, and as amended from time to time.

     c. No signals shall be transmitted from a subscriber terminal for purposes of monitoring individual viewing patterns or practices without the express written permission of the subscriber. The request for such permission shall be contained in a separate document with a prominent statement that the subscriber is authoring the permission in full knowledge of its provision. The authorization shall be revocable at any time by the subscriber without penalty of any kind whatsoever. Grantee shall be entitled to conduct system wide or individually addressed "sweeps" for the purpose of verifying system integrity, controlling return-path transmission or billing for any pay services including "shop at home."

     d. Grantee, or any of its agents or employees, shall not, without the specific written or electronic consent of the subscriber involved, sell, or otherwise make available to any party:

     (1) lists of the names and addresses of such subscribers, or

     (2) any list which identifies the individual viewing habits of subscribers.

SECTION 23. PURCHASE OF CATV SYSTEM BY TOWN

     a. Rights to Purchase

     In the event Grantee forfeits or Town terminates this franchise pursuant to provisions of this ordinance, or at the normal expiration of the franchise term, Town shall have the right to purchase the CATV system.

     b. Franchise Valuation

       (1) In the event Grantee forfeits or Town terminates this Franchise, The Town may purchase the system at a fair market price.

       (2) Upon expiration of this Franchise, the Town may purchase the system at fair market value determined on the basis of the cable system valued as a going concern but with no value allocated to this Franchise itself.

     c. Date of Valuation

     The date of valuation shall be no earlier than the day following the date of expiration or termination and no later than the date Town makes a fair and reasonable offer for the system or the date of transfer of ownership, whichever occurs first.

     d. Transfer to Town

     Upon exercise of this option and the payment of the above sum by the Town and its service of official notice of such action upon Grantee, the Grantee shall immediately transfer to the Town possession and title to all facilities and property, real and personal, of the CATV system, free from any and all liens and encumbrances not agreed to be assumed by the Town in lieu of some portion of the purchase price set forth above; and the Grantee shall execute such warranty deeds or other instruments of conveyance to Town as shall be necessary for this purpose.

SECTION 24. PERFORMANCE EVALUATION SESSIONS

     a. The Town and Grantee may hold scheduled performance evaluation sessions within thirty (30) days of the first, third, sixth, ninth, and twelfth anniversary dates of Grantee's award of the franchise and as may be required by federal and state law.

     b. Special evaluation sessions may be held at any time during the term of this franchise at the request of the Town or the Grantee.

     c. All evaluation sessions shall be open to the public and announced in a newspaper of general circulation in accordance with legal notice. Grantee shall notify its subscribers of all evaluation sessions by announcements on at least one (1) channel of its system to include the hours of 7:00 PM and 9:00 PM, for five (5) consecutive days preceding each session.

     d. Topics which may be discussed at any scheduled or special evaluation session may include, but not be limited to, service rate structures; franchise fee; liquidated damages; free or discounted services; application of new technologies; system performance; services provided; programming offered; customer complaints; privacy; amendments to this ordinance; judicial and FCC rulings or any applicable federal or state law; line extension policies; and Grantee or Town rules.

SECTION 25. CABLE SERVICE TO GOVERNMENT BUILDINGS

     Grantee shall provide one outlet of basic cable service upon request and approval by Town Council, to each municipally operated public building at no monthly cost including, but not limited to, Town Hall, fire stations, schools, recreation center, community center, and library.

SECTION 26. PROVISIONS OF ORIGINATION CABLECASTING

     Grantee shall provide cablecasting equipment or equivalent as specified in Appendix A. The equipment shall be used by Town employees or designates for the purpose of live cablecasting or tape recording of Town meetings or events as approved by the Town Council. The Town or designate shall, at the sole discretion and convenience of the Town, cablecast noncommercial, locally produced video and audio programming of live or taped Town meetings or Town wants as approved by the Town Council. These programs may be cablecast on channel 3 or other channels as mutually agreed upon by the Town and Grantee and shall preempt that programming normally carried on said channel.

SECTION 27. NEW DEVELOPMENTS

     At regular intervals, approximately every five years, Grantee and Town Council will meet to discuss developments in technology as it relates to current technical capabilities of the CATV system. During such conference, the Town Council and Grantee will (1) seek to determine if there exists a reasonable need and demand for additional channel capacity and/or technology or upgrade of facilities, and (2) that provisions will be made for any applicable additional customer rate charges which will allow Grantee a fair rate of return on its' investment (including the investment required to provide the additional channels and/or technology or upgrade of facilities) and will not result in economic waste for the Grantee. The Town Council and Grantee will negotiate, in good faith, to provide appropriate additional channels and/or specified technology or upgrade of facilities.

SECTION 28. TOWN PROCEDURES FOR NEW LICENSE(S)

     a. Application filing Approval Required. Any person desiring to apply for a License to install and operate a cable television system in the incorporated areas of the Town of Dumfries shall first appear before the Town Council to obtain approval for the filing of the License application. A copy of the application form is provided in Appendix C. The Town Council shall determine whether it would be in the public interest to receive, review, and evaluate an application for a new License. The Council will consider both whether the public interest would be served by the possible grant of a new License and whether the expenditure of Town time and resources in reviewing and evaluating the application is warranted by the public interest.

     b. License Required. Any person desiring to install and operate a cable television system in the incorporated areas of the Town of Dumfries shall, after receiving Town approval pursuant to Section 28a, apply to the Town Council for a License pursuant to this Ordinance and in compliance with the Request for Proposal issued under Section 28a. The License shall be for a period specified in the License Agreement and shall be non-exclusive. Applications shall be submitted in writing and at the office of the Town Clerk, together with a non-refundable application fee in the amount of One Thousand Dollars ($1,000.) to defray those costs of processing the application as set forth in Section 28c.

     c. License Processing Costs. For either a new license award or a license renewal, costs to be borne by Grantee shall include all costs of publications or notices prior to any public meeting provided for pursuant to a license, development and publication of relevant ordinances and License Agreement, fees, and any reasonable out-of-pocket cost not covered by the applications, including, consultant and attorneys' fees and Grantor staff time. Prior to commencing evaluation processing, the Town shall, by registered mail, notify the applicant(s) of the projected processing costs, and require each applicant to submit a cashier's check in the specified amount no later than five (5) days from receipt of said notice. These license processing costs are over and above any construction, inspection and permit fees, but may be offset against the franchise fee in the case of a license renewal.

     d. Application Required. An applicant desiring to install and operate a cable television system in the incorporated areas of the Town of Dumfries shall be required to complete the application forms for a Cable Television System License, as prescribed by the Town, and which shall incorporate by reference hereto, including, but not limited to, details of the applicant's qualifications and experience, applicant's financial capability, financial background, subscriber rates, proposed system technical configuration and operational system description, proposed initial service area(s) and construction timetable, programming and other services, all administrative practices and policies. Existing Licenses operating in the Town are not required to provide the application described herein. However, any existing License shall submit at the time of renewal of the franchise and, upon request by the Town any or all of the information set forth above, and the Town may also request the License to submit any or all of the information at any time during the franchise upon ninety (90) days written notice to the Licensee.

     Additionally, if the applicant is requesting an overlapping Franchise within the Town, the Town shall make a further determination in the public interest as to whether the economic impact upon the existing cable operator will result in a loss of or degradation of cable service to existing or potential cable subscribers in the Town.

     e. Evaluation Criteria -- General. The applicant's legal, character, financial, technical, and other corporate qualifications, the adequacy of its construction arrangements and system design, service proposals, and the proposed rates and charges as specified in Section 28d will be evaluated by the Grantor and/or its designated agent. In the event multiple applications are filed for the same License Territory, the applicable criteria will be evaluated on a comparative basis and Grantor may conclude that the public convenience, safety and general welfare would be best served by denying any and all License Applications.

     (1) The economic impact upon private property within the franchise area;

     (2) The public need for such franchise, if any;

     (3) The capacity of public rights-of-way to accommodate the cable system;

     (4) The present and future use of the public rights-of-way to be used by the cable system;

     (5) The potential disruption to existing rights-of-way to be used by the cable system and the resulting inconvenience which may occur to the public;

     (6) the financial ability of the franchise applicant to perform;

     (7) Other societal interests as are generally considered in cable television franchising;

     (8) Such other additional matters, both procedural and substantive, as Town may, in its sole discretion, determine to be relevant.

     E. License Applications. Applicants for a license shall submit to the Grantor written applications utilizing the standard format provided by the Grantor, at the time and place designated by the Grantor for accepting applications, and including the designated application fees.

     g. Overlapping Applications. In the event a License application is filed proposing a License Territory which overlaps in whole or in part an existing area, a copy thereof shall be served by the applicant by registered mail upon the current licensed Grantee or Grantees. Proof that a copy of the License Application has been served upon the current Grantee(s) shall be provided to the Town. No application for overlapping License Territory shall be processed until proof of service has been furnished Grantor, and no such application shall be granted without full public hearing on the request. Notwithstanding any other provisions of this Ordinance, it is not the intent of this Ordinance to either require or prohibit over-building.

SECTION 29. TIME IS OF THE ESSENCE

     Whenever this franchise shall set forth any time for an act to be performed by or on behalf of the Grantee, such time shall be deemed of the essence and any failure of the Grantee to perform within time allotted shall always be sufficient ground for the Town to invoke liquidated damages or revocation of this franchise.

SECTION 30. FAILURE OF TOWN TO ENFORCE FRANCHISE, NO WAIVER OF THE TERMS THEREOF

     Grantee shall not be excused from complying with any of the terms and conditions of this franchise ordinance by any failure of the Town upon any one or more occasions to insist upon or to seek compliance with any such terms or conditions.

SECTION 31. CHOICE OF LAW; CHANGE OF LAW

     This franchise is entered into in the Commonwealth of Virginia and is governed by its laws.

     When change occurs in federal or state laws or regulations affecting this franchise, the Grantee and Town shall renegotiate, in good faith, to accommodate the change. If both parties agree that the change in law requires no change in the franchise, they may waive the renegotiation. For the purpose of this section, "federal or state law or regulations" includes, but is not limited to regulations of the FCC and other federal agencies, executive orders, opinions of courts of competent jurisdiction, international treaties, interstate compacts, the Town's charter, and state and federal constitutions. "Change" includes, but is not limited to, new provisions, repeal, amendment, declaratory explanations, and procedural modifications.

SECTION 32. SEVERABILITY

     If any section, sentence, clause, or phrase of this ordinance is held unconstitutional or otherwise invalid, such infirmity shall not affect the validity of the ordinance, and any portions in conflict are hereby repealed. Provided, however, that in the event that the state or federal government laws or regulations renders any section invalid, then such section or sections shall be renegotiated by the Town and Grantee.

SECTION 33. ADDRESS FOR OFFICIAL NOTICES

     All notices, requests, and demands of an official nature that are pursuant to requirements of this Franchise Ordinance shall be in writing and shall be deemed to have been duly given if delivered or certified mailed to:

     a.  Columbia Cable of Virginia
         4391 Dale Blvd.
         Woodbridge, VA 22193
         Attn: General Manager

     b.  Town Manager
         Town of Dumfries
         101 South Main Street
         Dumfries, VA 22026

I declare that I have read all the terms and conditions of this franchise agreement and accept and agree to abide by same.

Richard H. Rosencrans, Vice President

/s/  Richard H. Rosencrans                                         June 16, 1992
--------------------------------------------------------------------------------

Signature                                                              Date

Scott N. Ledbetter, Vice President

/s/  Scott N. Ledbetter                                            June 17, 1992
--------------------------------------------------------------------------------

Signature                                                              Date

Thomas Harris, Dumfries Town Manager

/s/  Thomas Harris                                                 June 16, 1992
--------------------------------------------------------------------------------

Signature                                                              Date

Samuel W. Bauckman, Mayor, Dumfries

/s/  Samuel W. Bauckman                                            June 16, 1992
--------------------------------------------------------------------------------

Signature                                                              Date

Certificate of Acknowledgments:

City/County of Pr Wm
State of VA
     The foregoing instrument was acknowledged before me this 16th day of June, 1992, by Richard H. Rosencrans.

                                            [ILLEGIBLE]
                                            ------------------------------------
                                            Notary Public

My commission expires June 19, 1992.

County of Fairfield
State of Conn.
     The foregoing instrument was acknowledged before me this 17th day of June, 1992, by Scott N. Ledbetter.

                                            /s/  CLARA P. GRACE
                                            ------------------------------------
                                            Notary Public

My commission expires October 31, 1997.

County of Pr Wm
State of VA
     The foregoing instrument was acknowledged before me this 16th day of June, 1992, by Thomas E. Harris.

                                            /s/  [ILLEGIBLE]
                                            ------------------------------------
                                            Notary Public

My commission expires June 19, 1992.

County of Pr Wm
State of VA
     The foregoing instrument was acknowledged before me this 16th day of June, 1992, by Samuel W. Bauckman.

                                            /s/  [ILLEGIBLE]
                                            ------------------------------------
                                            Notary Public

My commission expires June 19, 1992.

                                   APPENDIX A

         9 Unidirectional microphones
         1 Audio mixer (16 input)
         1 Audio headset
         1 Dual cassette audio recorder
         1 Audio power amplifier
         1 Video passive switcher
         1 Triple 5" B&W monitor
         1 S-VHS recorder
         1 Cart

Installation, set-up, and initial training.

                                   [DIAGRAM]

                          PROGRAM INSERTION EQUIPMENT

                                    [CHART]

                                   APPENDIX B
                                    [CHART]